Exhibit 99.1
Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208-3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

Carpenter Adopts Majority Voting Standard for Election of Directors and Appoints Chief Governance Officer
WYOMISSING, Pa. (August 17, 2015) – Carpenter Technology Corporation (NYSE:CRS) today announced governance enhancements based on shareholder engagement.
Carpenter's Board of Directors amended the Company's By-Laws to adopt a majority vote standard for uncontested director elections.  The new standard is effective immediately and will apply to all future uncontested election of directors to the Company's Board.  The amended By-Laws are available on the Company's website.
"The Board's decision to adopt a majority voting standard demonstrates the Company's strong commitment to a sound governance framework," said Gregory Pratt, Carpenter's Chairman of the Board.  "We heard from our shareholders that they consider majority voting a priority.  We reviewed our voting standards and concluded that adoption of majority voting is in the best interests of Carpenter and its shareholders."
Carpenter's Board of Directors also appointed the Company's first Chief Governance Officer, James D. Dee, who currently serves as Vice President, General Counsel and Secretary.  Said Mr. Pratt, "Our Board and our Management Team wanted to make it easier for shareholders to communicate with us about governance, compensation and corporate responsibility issues."
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About Carpenter Technology
Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, alloy steels and tool steels. Information about Carpenter can be found at www.cartech.com.